Exhibit 99.1

Limoneira Announces Strategic Citrus Sales and Marketing Operations Merger with Sunkist Growers

Merger positions Limoneira for anticipated growth in both food service and retail markets

Strategic partnership expected to generate $5 million in annual cost savings and EBITDA improvement beginning fiscal year 2026

SANTA PAULA, Calif. -- (BUSINESS WIRE) -- June 9, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced a strategic merger of its citrus sales and marketing operations with Sunkist Growers, Inc. (“Sunkist”), creating a powerful platform to serve food service and retail sectors. Beginning in the first quarter of fiscal year 2026, Limoneira will return to Sunkist as one of their largest lemon growers and an exclusive Sunkist private licensed packer.

This strategic reunion is expected to generate $5 million in annual cost savings and EBITDA improvement starting in fiscal year 2026 through planned streamlined operations and enhanced supply chain efficiency. Under the new agreement, Limoneira’s sales and marketing team will transition to Sunkist, creating operational synergies through shared storage, washing, and packing capabilities across the Sunkist network.

Harold Edwards, President and Chief Executive Officer of Limoneira, stated, “This strategic partnership represents a transformative moment in the citrus industry, combining two pioneering organizations to create an unmatched market presence. By uniting Limoneira’s operational excellence with Sunkist’s comprehensive distribution network and brand power, we are creating an industry-leading platform that strives to drive significant value for our customers, growers, and shareholders. Together, we plan to deliver reliable supply, operational efficiency, and complete category coverage to the nation’s premier food service and retail customers, while generating meaningful cost savings and establishing a stronger foundation for sustainable growth.”

Jim Phillips, Chief Executive Officer of Sunkist, stated, “This is a strategic reconnection of entities with shared legacy, collaboration, values, and trust. We are focused on transforming our collective capabilities, insights, and expertise into increased value for our growers, packers, and customers.”

The partnership provides Limoneira with instant access to Sunkist’s comprehensive citrus portfolio and premier retail customer base. This will create a stronger operational foundation for sustainable EBITDA growth and margin expansion. The company anticipates significant growth potential through enhanced grower recruitment capabilities and expanded access to foodservice and retail customers. Importantly, packing margins per carton are expected to increase, providing greater stability against lemon price fluctuations.

The transaction is expected to close on November 1, 2025.

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

About Sunkist Growers, Inc.

Sunkist Growers is a citrus marketing cooperative, founded in 1893, which is owned by and operated for over one thousand family farmers growing citrus in California and Arizona. For more information, visit www.sunkist.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” "plan", “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies including the merger of the Company’s citrus sales and marketing into Sunkist Growers and managing the risks involved in the foregoing; the ability of the merger to improve efficiency and reduce costs; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor:
John Mills
Managing Partner
ICR 646-277-1254

Corporate Communications:

Michael Gonzales

Marketing Manager

Limoneira Company

805-525-5541 ext. 1069